UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2014 (April 1, 2014)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(d) On April 1, 2014, the Board elected Scott S. Cowen to the Board of Directors of the Company (the “Board”).  Mr. Cowen is President of Tulane University in New Orleans (“Tulane”).  President Cowen is the 14th President of Tulane.  He also holds joint appointments as the Seymour S. Goodman Memorial Professor of Business in Tulane’s A.B. Freeman School of Business and as the Professor of Economics in the School of Liberal Arts.  President Cowen has substantial experience serving on both public and private company boards.

On April 3, 2014, Liberty Media Corporation disclosed that its subsidiary, Liberty GIC, Inc. (“Liberty”), has entered into agreements to sell approximately 90% of its holdings of Barnes & Noble, Inc.’s (the “Company’s”) Senior Convertible Redeemable Series J Preferred Stock (the “Preferred Stock”) to qualified institutional buyers (the “Transaction”).  Liberty continues to hold approximately 10% of its initial investment in the Preferred Stock.  Upon the closing of the Transaction, which is expected to occur on April 8, 2014, Liberty’s two directly elected directors of the Company pursuant to Section 12(b) of the Certificate of Designations of the Preferred Stock, Gregory B. Maffei and Mark D. Carleton, will cease to be directors of the Company.  Mr. Carleton is currently a member of the Corporate Governance and Nominating Committee of the Board.  Liberty indicated a willingness to continue to have representation on the Board and as a result, the Board re-elected Mr. Carleton as a director of the Company (following the cessation of his term as described above).  Mr. Carleton was also re-appointed by the Board to the Corporate Governance and Nominating Committee of the Board.

Item 8.01    Other Events.

Upon the closing of the Transaction, pursuant to the terms of the Investment Agreement, dated as of August 18, 2011, between the Company and Liberty (the “Investment Agreement”), Liberty will no longer have a consent right to various actions of the Company, including certain strategic transactions and the ability of the Company to issue preferred stock.  Also, Liberty will no longer have pre-emptive rights over the issuance of any class of capital stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: April 3, 2014	By:	/s/ Allen W. Lindstrom
Name: Allen W. Lindstrom
Title: Chief Financial Officer